Exhibit 4.7

DESCRIPTION OF THE COMPANY'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

MYOS RENS Technology Inc. (“we,” “us,” “our,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, par value $0.001 per share and (ii) Series A Preferred Stock Purchase Rights. The following description of our common stock and Series A Preferred Stock Purchase Rights is a summary and is qualified in its entirety by reference to our articles of incorporation, as amended, and our amended and restated bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 10-K.

Common Stock

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, and further subject to any contractual limitations on the declaration, setting aside or payment of dividends, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments.

Liquidation. In the event of any liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Each outstanding share of common stock includes one Series A preferred stock purchase right, as described below.

Our common stock is admitted for trading on the Nasdaq Capital Market under the symbol “MYOS.”

Series A Preferred Stock Purchase Rights

Effective February 14, 2017, our board of directors declared a dividend of one right (“Right”) for each of our issued and outstanding shares of common stock. The dividend was paid to the stockholders of record at the close of business on February 24, 2017. Each Right entitles the registered holder, subject to certain terms and conditions, to purchase from us one one-thousandth of a share of our Series A Preferred Stock at a price of $7.00), subject to certain adjustments. The description and terms of the Rights are set forth in the Rights Agreement dated as of February 14, 2017, as amended, between us and Transhare, as Rights Agent.

The Rights will not be exercisable until the earlier to occur of (i) the close of business on the tenth business day after a public announcement or filing that a person has, or group of affiliated or associated persons or persons acting in concert have, become an “Acquiring Person,” which is defined as a person or group of affiliated or associated persons or persons acting in concert who, at any time after the date of the Rights Agreement, have acquired, or obtained the right to acquire, beneficial ownership of 10% or more of our outstanding shares of common stock, subject to certain exceptions or (ii) the close of business on the tenth business day after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”). Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Exchange Act are treated as beneficial ownership of the number of shares of common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the common stock are directly or indirectly held by counterparties to the derivatives contracts.

With respect to certificates representing shares of common stock outstanding as of the record date, until the Distribution Date, the Rights will be evidenced by such certificates for shares of common stock registered in the names of the holders thereof, and not by separate Rights Certificates, as described further below. With respect to book entry shares of common stock outstanding as of the record date, until the Distribution Date, the Rights will be evidenced by the balances indicated in the book entry account system of the transfer agent for the common stock. Until the earlier of the Distribution Date and the Expiration Date, as described below, the transfer of any shares of common stock outstanding on the record date will also constitute the transfer of the Rights associated with such shares of common stock. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and such Right Certificates alone will evidence the Rights.

The Rights, which are not exercisable until the Distribution Date, will expire prior to the earliest of (i) February 14, 2021; (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement; (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement; (iv) the time at which the Rights are terminated upon the closing of any merger or other acquisition transaction involving us pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to any person becoming an Acquiring Person (the earliest of (i), (ii), (iii) and (iv) is referred to as the “Expiration Date”).

Each share of Preferred Stock will be entitled, when, as and if declared, to a preferential per share quarterly dividend payment equal to the greater of (i) $1.00 per share or (ii) an amount equal to 1,000 times the dividend declared per share of common stock. Each share of Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per one share of common stock.

The exercise price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock or convertible securities at less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-thousandths of a Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split, reverse stock split, stock dividends and other similar transactions.

In the event that, after a person or a group of affiliated or associated persons has become an Acquiring Person, we are acquired in a merger or other business combination transaction, or 50% or more of our assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company having a market value at the time of that transaction equal to two times the exercise price.

With certain exceptions, no adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the exercise price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the trading day immediately prior to the date of exercise.

At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition of beneficial ownership by such Acquiring Person of 50% or more of the outstanding shares of common stock, our board of directors, at its option, may exchange each Right (other than Rights owned by such person or group of affiliated or associated persons which will have become void), in whole or in part, at an exchange ratio of ten shares of common stock per outstanding Right (subject to adjustment).

At any time before any person or group of affiliated or associated persons becomes an Acquiring Person, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to certain adjustments) (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish.

Immediately upon the action of our board of directors electing to redeem or exchange the Rights, we shall make an announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.

Our board of directors may amend or supplement the Rights Agreement without the approval of any holders of Rights, including, without limitation, in order to (a) cure any ambiguity, (b) correct inconsistent provisions, (c) alter time period provisions or (d) make additional changes to the Rights Agreement that our board of directors deems necessary or desirable. However, from and after any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement may not be supplemented or amended in any manner that would adversely affect the interests of the holders of Rights.

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